FORM 15

                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                             Commission File Number
                                    1-9143

              (Exact name of registrant as specified in its charter)
                       RODMAN & RENSHAW CAPITAL GROUP, INC.

(Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

233 S. Wacker Drive, Suite 4500        Alan Nisselson, Esq.
Chicago, Illinois 60606                Brauner Baron Rosenzweig & Klein, LLP
(312) 526-2000                         61 Broadway
*office has been closed due to         New York, N.Y. 10006-2794
bankruptcy filing                      (212) 797-9100

            (Title of each class of securities covered by this Form)
                     Common Stock, Par Value $.09 per share

(Title of all other classes of securities for which a duty to file reports underSection 13(a) or 15(d) remains)


Please place an X in the box(es) to delegate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

			Rule 12g-4(a)(1)(i)	[   ]			Rule 12h-3(b)(1)(ii)	[   ]
			Rule 12g-4(a)(1)(ii)	[   ]			Rule 12h-3(b)(2)(i)	[   ]
			Rule 12g-4(a)(2)(i)	[   ]			Rule 12h-3(b)(2)(ii)	[   ]
			Rule 12g-4(a)(2)(ii)	[   ]			Rule 15(d)-6		[   ]
			Rule 12h-3(b)(1)(i)    	[ X  ]

	Approximate number of holders of record as of the certification or notice
 date:					180

	Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of Registrant as specified in charter) has caused this certification/ notice to be signed on its behalf by the undersigned duly authorized person

DATE: March 30, 1998			BY: Alan Nisselson, Esq.
						       Chapter 7 Interim Trustee